Exhibit 4.18

STOCK OPTION AGREEMENT

Lucid, Inc. (the “Company”), desiring to afford an opportunity to the Grantee named below to purchase certain shares of the Company’s common stock, to provide the Grantee with an added incentive as an employee of the Company or of one or more of its subsidiaries, hereby grants to Grantee, and the Grantee hereby accepts, an option to purchase the number of such shares optioned as specified below, during the term ending at midnight (prevailing local time at the Company’s principal offices) on the expiration date of this Option specified below, at the option exercise price specified below, subject to and upon the following terms and conditions:

1.                                       Identifying Provisions. As used in this Option, the following terms shall have the following respective meanings:

(a)                                  Grantee:

(b)                                 Date of grant:

(c)                                  Number of shares optioned:

(d)                                 Option exercise price per share:

(e)                                  Expiration date:

This Option is not intended to be and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code unless this sentence has been manually lined out and its deletion is followed by the signature of the corporate officer who signed this Option on behalf of the Company:                                      .

2.                                       Timing of Purchases. This Option is not exercisable in any part until                         months after the date of grant. Upon the expiration of                 months after the date of grant and subject to the provisions for termination and acceleration herein, this Option shall become exercisable in installments as follows: This Option may in the aggregate be exercised up to no more than              percent (     %) of the total number of shares optioned multiplied by the number of quarters elapsed from the date of grant. Upon the expiration of           years (or           quarters) after the date of grant this Option may be exercised as to all optioned shares for which it had not previously been exercised, until and including the expiration date of this Option whereupon the Option shall expire and may thereafter no longer be exercised.

[Modify section 2 to reflect vesting schedule approved by the Board of Directors in connection with the grant.]

3.                                       Restrictions on Exercise. The following additional provisions shall apply to the exercise of this Option:

(i)                                     Termination of Employment. If the Grantee’s employment by the Company or any of its subsidiaries is terminated for any reason other than death, only that portion of this Option exercisable at the time of such termination of employment may thereafter be exercised, and it may not be exercised more than three (3) months after such termination nor after the expiration date of this Option, whichever date is sooner, unless such termination is by reason of the Grantee’s permanent and total disability, in which case such period of three (3) months shall be extended to one (1) year. In all other respects, this Option shall terminate upon such termination of employment.

(ii)                                       Death of Grantee. If the Grantee shall die during the term of this Option, the Grantee’s legal representative or representatives, or the person or persons entitled to do so under the Grantee’s last will and testament or under applicable intestate laws, shall have the right to exercise this Option, but only for the number of shares as to which the Grantee was entitled to exercise this Option in accordance with Section 2 hereof on the date of his death, and such right shall expire and this Option shall terminate one (1) year after the date of the Grantee’s death or on the expiration date of this Option, whichever date is sooner. In all other respects, this Option shall terminate upon such death.

(iii)                                    Continuity of Employment. This Option shall not be exercisable by the Grantee in any part unless at all times beginning with the date of grant and ending no more than three (3) months prior to the date of exercise, the Grantee has, except for military service leave, sick leave or other bona fide leave of absence (such as temporary employment by the United States Government) been in the continuous employ of the Company or a parent or subsidiary thereof, except that such period of three (3) months shall be one (1) year following any termination of the Grantee’s employment by reason of his permanent and total disability.

4.                                       Non-Transferable. The Grantee may not transfer this Option except by will or the laws of descent and distribution. This Option shall not be otherwise transferred, assigned, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and shall be exercisable during the Grantee’s lifetime only by the Grantee or his guardian or legal representative.

5.                                       Adjustments and Corporate Reorganizations. Subject to the provisions of the Company’s 2007 Long Term Incentive Plan under which this Option is granted, if the outstanding shares of the class then subject to this Option are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities for which the unexercised portions of this Option may thereafter be exercised, all without any change in the aggregate exercise price applicable to the unexercised portions of this Option, but with a corresponding adjustment in the exercise price per share or other unit. No fractional share of stock shall be issued under this Option or in connection with any such adjustment. Such adjustments shall be made by or under authority of the Company’s board of directors whose determinations as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

[Modify the following paragraph as necessary to apply the Change of Control provisions in the Plan or to insert appropriate provisions in connection with a change in control.]

Upon the dissolution or liquidation of the Company, or upon the occurrence of a Change in Control, this Option shall terminate, unless provision be made in writing in connection with such transaction for the assumption of options theretofore granted under the Stock Option Plan under which this Option was granted, or the substitution for such options of any options covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event this Option shall continue in the manner and under the terms so provided. If this Option shall terminate pursuant to the foregoing sentence, the Grantee shall have the right, at such time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised portions of this Option, including one-half of any portion thereof which would, but for this Section entitled “Adjustments and Corporate Reorganization,” not yet be exercisable.

6.                                       Exercise, Payment For and Delivery of Stock. This Option may be exercised by the Grantee or other person then entitled to exercise it by giving four (4) business days’ written notice of exercise to the Company specifying the number of shares to be purchased and the total purchase price, accompanied by a check to the order of the Company in payment of such price. If the Company is required to withhold an account of any present or future tax imposed as a result of such exercise, the notice of exercise shall be accompanied by a check to the order of the Company in payment of the amount of such withholding.

7.                                       Alternative Payment with Stock. Notwithstanding the foregoing provisions requiring payment by check, payment of such purchase price or any portion thereof may be made with shares of stock of the same class as the shares then subject to this Option, if shares of that class are then publicly traded (as defined below), such shares to be credited toward such purchase price on the valuation basis set forth below, in which event the stock certificates evidencing the shares so to be used shall accompany the notice of exercise and shall be duly endorsed or accompanied by duly executed stock powers to transfer the same to the Company; provided, however, that such payment in stock instead of cash shall not be effective and shall be rejected by the Company if (i) the Company is then prohibited from purchasing or acquiring shares of the class of its stock thus tendered to it, or (ii) the right or power of the person exercising the Option to deliver such shares in payment of said purchase price is subject to the prior interests of any other person (excepting the Company), as indicated by legends upon the certificate(s) or as known to the Company. For purposes of this paragraph: (a) “publicly traded” shares are those which are listed or admitted to unlisted trading privileges on a national securities exchange or as to which sales or bid and offer quotations are reported in the automated quotation system (“NASDAQ”) operated by the National Association of Securities Dealers, Inc. (“NASD”); and (b) for credit toward the purchase price, shares so surrendered shall be valued as of the day immediately preceding the delivery to the Company of the certificate(s) evidencing such shares (or, if such day is not a trading day in the U.S. securities markets, on the nearest preceding trading day), on the basis of the closing price of stock of that class as reported with respect to the market (or the composite of the markets, if more than one) in which such shares are then traded, or if no such closing prices are reported the lowest independent offer quotation reported therefor in Level 2 of NASDAQ, or if no such quotations are reported on the basis of the most nearly comparable valuation method acceptable to the Company. If the Company rejects the payment in stock, the tendered notice of exercise shall not be effective hereunder unless promptly after being notified of such rejection the person exercising the Option pays the purchase price in acceptable form. If and while payment of the purchase price with stock is permitted in accordance with the foregoing provisions, the person then entitled to exercise this Option may, in lieu of using previously outstanding shares therefor, use some of the shares as to which this Option is then being exercised, in which case the notice of exercise need not be accompanied by any stock certificates but shall include a statement directing the Company to withhold so many of the shares that would otherwise have been delivered upon that exercise of this Option as equals the number of shares that would have been transferred to the Company if the purchase price had been paid with previously issued stock.

8.                                       Rights in Shares Before Issuance and Delivery. No person shall be entitled to the privileges of stock ownership in respect of any shares issuable upon exercise of this Option, unless and until such shares have been issued to such person as fully paid shares.

9.                                       Requirements of Law and of Stock Exchanges. By accepting this Option, the Grantee represents and agrees for himself and his transferees by will or the laws of descent and distribution that, unless a registration statement under the Securities Act of 1933 is in effect as to shares purchased upon any exercise of this Option, (i) any and all shares so purchased shall be acquired for his personal account and not with a view to or for sale in connection with any distribution, and (ii) each notice of the exercise of any portion of this Option shall be accompanied by a representation and warranty in writing, signed by the person entitled to exercise the same, that the shares are being so acquired in good faith for his or her personal account and not with view to or for sale in connection with any distribution.

10.                                 Restricted Stock Provisions. The Grantee acknowledges that Shares of stock issued on exercise of this Option are being acquired in a transaction not involving a public offering and, accordingly, have not been registered under the Securities Act of 1933 or the securities laws of any state. No portion of such Shares of stock may be sold or transferred in the absence of such registration or unless the seller or transferor establishes to the Company’s satisfaction that such sale or transfer is exempt under federal and state securities laws. Until such time as the Shares shall have been registered under the Securities Act or the Company has received an opinion of counsel to the effect that registration under the Securities Act is not required in respect of a transfer or disposition, any certificates evidencing shares of restricted stock may contain such legends as the Company may deem necessary or advisable to reflect and give effect to the restrictions imposed thereon hereunder.

11.                                 Long Term Incentive Plan.  This Option is subject to, and the Company and the Grantee agree to be bound by, all of the terms and conditions of the Company’s 2007 Long Term Incentive Plan (the “Plan”) under which this Option was granted, as the same shall have been amended from time to time in accordance with the terms thereof, provided that no such amendment shall deprive the Grantee, without his or her consent, of this Option or any of his or her rights hereunder. Pursuant to the Plan, the board of directors of the Company or its Committee established for such purposes is vested with final authority to interpret and construe the Plan and this Option, and is authorized to adopt rules and regulations for carrying out the Plan. A copy of the Plan in its present form is available for inspection during business hours by the Grantee or other persons entitled to exercise this Option at the Company’s principal office.

12.                                 Notices. Any notice to be given to the Company shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto or at such other address as the Grantee may hereafter designate in writing to the company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry or certification fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

13.                                 Laws Applicable to Construction. This Agreement has been executed and delivered by the Company in New York, and this Agreement shall be construed and enforced in accordance with the laws of said State.

IN WITNESS WHEREOF, the Company has granted this Option on the date of grant specified above.

Lucid, Inc.

By
Title

ACCEPTED:

Grantee

Street Address

City and State